Exhibit 10.2

                               September 27, 2002


Donald Diamond
Diamond Ventures, Inc.
2200 East River Rd., Suite 115
Tucson, AZ 85718-6586

     Re: CHICAGO TITLE INSURANCE COMPANY ESCROW/TITLE NO. 2213848 46 (OPUS WEST CORPORATION TO STRATFORD AMERICAN CORPORATION OF CERTAIN PROPERTY ("PROPERTY") LOCATED AT 20225 N. SCOTTSDALE RD., SCOTTSDALE, ARIZONA)

Dear Don:

     This letter agreement concerns the following financial and other aspects involved in the purchase of the Property pursuant to a Purchase and Sale Agreement, dated July 17, 2002, as amended, between Opus West Corporation
("OPUS"), as seller, and Stratford American Corporation ("STRATFORD"), as purchaser:

     1. TAX-FREE EXCHANGE(S); NEW LLC: In order to accommodate a tax-free exchange(s), the Property will be conveyed by Opus to Stratford, as to an undivided 80% tenancy in common interest, and certain Diamond Entities (Golden Gate Apartments, Ltd., L.P., as to an undivided 13% tenancy in common interest; Auriga Properties, Inc., as to an undivided 3% tenancy in common interest; and DRD-97 Trust, as to an undivided 4% tenancy in common interest), and immediately thereafter conveyed by Stratford and the Diamond Entities to a to-be-formed Arizona limited liability company ("NEW LLC"). The initial members of New LLC will be Stratford (which also will act as manager), as to an 80% interest, and the foregoing Diamond Entities, as to a total 20% interest. New LLC will be a single asset entity with respect to the Property.

     2. FUNDING: Contemporaneously with the closing of escrow for the purchase of the Property, the funds for the payment of the purchase price, closing costs and other expenses involved in the estimated sum of $25,237,500 will be obtained as follows:

          (a) STRATFORD CONTRIBUTION. In return for its 80% member interest, Stratford will contribute $750,000.00 cash to New LLC, the source of which will include the purchase by DRD-97 Trust of 1,800,000 shares and by David Goldstein of 200,000 shares of Stratford common stock at a price of $.25 per share (for a total of $500,000), payable to Stratford contemporaneously with the closing of escrow for the purchase of the Property.

          (b) DIAMOND ENTITIES' CONTRIBUTION. In return for their total 20% member interest, the Diamond Entities will contribute a total of $187,500.00 to New LLC.

          (c) ALLIANZ LOAN. Pursuant to the attached copy of a commitment letter dated September ____, 2002, New LLC will obtain a $20 million loan from Allianz Life Insurance Company of North America, secured by a first lien on the Property ("ALLIANZ LOAN").

          (d) BANK LOAN. New LLC also will obtain a two year, unsecured $2.5 million loan from a bank ("BANK LOAN") at an interest rate not to exceed 10% per annum. The repayment of the Bank Loan will be guaranteed ("GUARANTEED REPAYMENTS") by JDMD Investments, L.L.C. ("JDMD"), as to 50%, and by Diamond Ventures, Inc. ("DVI"), as to 50%. The repayment of the Bank Loan will be pari passu with the repayment of the Diamond Loan described below.

          (e) DIAMOND LOAN. New LLC also will obtain a two year, unsecured $1.8 million loan bearing interest at 10% per annum from DVI ("DIAMOND LOAN"). The repayment of the Diamond Loan will be pari passu with the repayment of the Bank Loan described above.

The shortfall amount of any increase in the estimated sum of $25,237,500, or any reduction in the $20 million Allianz Loan, will be obtained either (at Stratford's election) by (i) increasing the $2.5 million Bank Loan by such shortfall amount, with the repayment of the shortfall amount to be guaranteed by Stratford, or (ii) by a separate loan of the shortfall amount to New LLC by Stratford, bearing interest at 10% per annum, repayable pari passu with the repayment of the Bank Loan and the Diamond Loan.

     3. DEBT/EQUITY CONVERSION: In the unlikely event of a default in the repayment of the Bank and Diamond Loans by New LLC, resulting in JDMD and DVI making their equally shared Guaranteed Payments of the Bank Loan as described above, the indebtedness owing to JDMD and DVI will be converted to members' interests in New LLC as follows:

          (a) JDMD will be added as a member having a 23.87% interest in New LLC (calculated by dividing JDMD's Guaranteed Repayment of $1.25 million by the total $5.237 million of capital contributions plus the Guaranteed Repayments and the Diamond Loan);

          (b) DVI will be added as a member having a 58.24% interest in New LLC (calculated by dividing the total of $5.237 million into $3.05 million, comprised of DVI's Guaranteed Repayment of $1.25 million plus its $1.8 million Diamond Loan); and

          (c) Stratford's initial 80% interest will be reduced to 14.31%, and the Diamond Entities' total 20% interest in New LLC shall be reduced to 3.58%.

     4. ALLIANZ LOAN NON-RECOURSE CARVE OUTS: JDMD will guarantee the payment by New LLC of the non-recourse exceptions or carve outs under the Allianz Loan. If JDMD actually makes any of its guaranteed payments for the Allianz Loan non-recourse exceptions or carve outs, the then members of New LLC will reimburse JDMD for their respective pro rata shares (equal to their respective member percentage interests in New LLC) of the guaranteed payments made by JDMD.

     5. JDMD/STRATFORD STOCK: As part of the consideration for JDMD agreeing to guarantee payment of the aforementioned Allianz Loan non-recourse exceptions or carve outs, the guaranty by JDMD of up to 50% of the Bank Loan, the assignment by JDMD of all its interests in finding and negotiating the purchase of the Property and the Allianz Loan and other financing involved, and the waiver by JDMD of any fees for its efforts in this regard, Stratford will issue 1,200,000 shares of its common stock to JDMD, fully paid and non-assessable, contemporaneously with the closing of escrow for the purchase of the Property.

     6. STRATFORD LOAN: Contemporaneously with the execution of this letter agreement, DVI will loan $650 thousand to Stratford, secured by Stratfords' interest as a member of Raintree Development LLC, the repayment of which along with 10% interest shall be due at the closing of escrow for the purchase of the Property.

     7. GENERAL: This letter constitutes a binding agreement with respect to the matters set forth herein. The provisions of this letter are not intended to be all-inclusive and may be superseded by a mutually agreed upon Operating Agreement of New LLC (with respect to Paragraphs 1-5 above) and by the mutually agreed upon promissory note and security agreement (with respect to paragraph 6 above).

     Please indicate your acceptance with the matters set forth in this letter agreement by signing and returning the enclosed copy of this letter to us.


                                        Very truly yours,

                                        /s/ Mel Shultz
                                        ----------------------------------------
                                        Mel Shultz on behalf of JDMD

                                        /s/ David Eaton
                                        ----------------------------------------
                                        David Eaton on behalf of Stratford


ACCEPTANCE:

/s/ Donald Diamond
---------------------------------------
Donald Diamond on behalf of Diamond
Ventures, Inc. and the Diamond Entities

/s/ David Goldstein
---------------------------------------
David Goldstein